Exhibit 99.1

                                               Contact:  Michael R. Anastasio
                                                         Chief Financial Officer
                                                         (914) 921-5147

                                            For further information please visit
                                            www.gabelli.com



  Gabelli Reports Record Fourth Quarter Earnings of $0.65 vs. $0.54 Per Diluted
                                      Share
       - 2004 Earnings Record $2.06 Per Diluted Share vs. $1.65 in 2003 -
                  Record $28.7 Billion Assets Under Management

     RYE, New York, January 27, 2005 - Gabelli Asset Management Inc. (NYSE: GBL) reported record revenues of $74.2 million for the fourth quarter ended December 31, 2004, up 20.4% from the $61.6 million generated in the comparable year earlier period. Operating income increased 21.4% to $27.4 million from $22.6 million reported in last year's fourth quarter, principally due to higher investment advisory revenues from our separate accounts and closed-end funds. Net income for the quarter was $19.5 million or $0.65 per fully diluted share versus $16.7 million or $0.54 per fully diluted share in the prior year's quarter.

     For the full year ended December 31, 2004, revenues increased 23.0% to a record $255.2 million from $207.4 million recorded in 2003. Operating income rose 32.6% to $99.1 million in 2004 from $74.7 million for the prior year reflecting both higher revenues and lower variable costs as a percent of revenues. Net income for the full year of 2004 was $62.6 million or $2.06 per fully diluted share versus $49.8 million or $1.65 per fully diluted share for 2003.

     Financial Results

     Assets under management (AUM) reached a record $28.7 billion on December 31, 2004, up 4.0% from year-end 2003 assets of $27.6 billion, and 5.2% ahead of the $27.2 billion in AUM on September 30, 2004. Average AUM were $28.1 billion in the quarter, up 10.4% from average total assets of $25.5 billion in the fourth quarter of 2003. Average total AUM were $27.9 billion for the full year, up 24.3% from average total assets of $22.4 billion in the prior year period.

     GAMCO, the institutional and high net worth segment of our business, had AUM of $13.6 billion in separately managed equity accounts on December 31, 2004, up 4.3% from the $13.0 billion on December 31, 2003 and up 3.0% from the $13.2 billion on September 30, 2004. AUM in our equity mutual funds were a record $12.4 billion at quarter end, 6.5% ahead of the $11.6 billion on December 31, 2003 and 9.9% ahead of the $11.3 billion on September 30, 2004. Fixed income assets totaled $1.89 billion on December 31, 2004, down 14.9% from the prior year's quarter end assets of $2.22 billion but 1.0% higher than assets of $1.87 billion on September 30, 2004. Our alternative investment assets were $814 million, up 17.6% from year end 2003 assets of $692 million but 12.8% below the $934 million on September 30, 2004.

     Investment advisory fees, driven by solid investment performance, totaled $65.0 million during the fourth quarter 2004, an increase of 23.9% from $52.5 million the fourth quarter of 2003. For the full year of 2004, investment advisory fees totaled $219.9 million, up 24.3% from $176.9 million in 2003. The growth in investment advisory fees for the fourth quarter and full year 2004 was driven by our institutional and high net worth separately managed equity accounts and closed-end funds. Revenues from our GAMCO business, which totaled $24.1 million in the fourth quarter 2004 and $87.6 million for the full year 2004 versus $20.1 million and $69.0 million in the respective 2003 periods, were higher due to higher average assets under management and an increase in fulcrum fees earned on certain accounts traceable to excellent investment performance relative to benchmark.

     Revenues from closed-end funds increased 119% to $14.0 million in the fourth quarter 2004 from $6.4 million in the prior year quarter principally due to an increase in management fees earned on preferred shares of $4.2 million versus the prior year's quarter and a $2.8 million increase due to a complete quarter of revenue earned from The Gabelli Dividend & Income Trust ("GDV") in the 2004 quarter. In this regard we point out that we do not earn a management fee on assets of preferred shares unless the total return of the closed-end fund to common shareholders during the year exceeds the dividend rate of the preferred shares. For the year, revenue from closed-end funds increased 103% to $37.6 million in 2004 from $18.5 million in 2003 principally due to fees earned from GDV.

     For the fourth quarter 2004, our revenues of $19.9 million from open-end mutual funds were slightly ahead of the $19.8 million recorded in the 2003 quarter but increased 9.8% to $79.4 million for the full year 2004 from $72.3 million recorded in 2003. Advisory fees from alternative investment products increased 18.9% in the fourth quarter 2004 versus the prior year's quarter due to an increase in both management and performance fees. For 2004, revenue from alternative investment products decreased 8.4% as higher management fees were more than offset by lower performance fees as compared to 2003.

     Commission revenues of $4.3 million for our institutional research affiliate, Gabelli & Company, Inc. during the fourth quarter of 2004 were about the same as the prior year's quarter but were up 21.1% to $15.6 million for the full year 2004 as compared to $12.9 million in the 2003 period. Distribution fees rose slightly to $4.9 million in the fourth quarter 2004 versus $4.8 million in the 2003 quarter and increased 11.5% to $19.7 million during the full year 2004 from $17.6 million in the comparable 2003 period. The increase in fees is traceable to higher average assets under management in open-end equity mutual funds in the 2004 periods as compared to the prior year.

     Variable compensation costs, as a percent of revenues, decreased to 33.1% and 30.6% for the fourth quarter and full year 2004, respectively, as compared to 33.3% and 32.3% in the respective 2003 periods. This decrease is traceable to a shift in revenue mix from alternative investments to separately managed accounts and lower overall variable compensation costs related to separately managed accounts compared to the prior year's periods. Other variable operating expenses, as a percent of revenues, fell to 10.4% in the 2004 quarter versus 11.3% in the fourth quarter of 2003 and to 10.8% for the full year of 2004 versus 11.7% in the comparable prior year period. Other variable operating expenses included distribution costs of $0.9 million in the fourth quarter 2004 versus $0.3 million in the prior year period and $4.0 million during the full year of 2004 versus $0.3 million in the prior year period which were due to the initial inclusion of our two new closed-end funds, GDV in November 2003 and The Gabelli Global Utility & Income Trust ("GLU") in May 2004.

     Expenses not directly tied to revenues increased to $11.0 million in the fourth quarter 2004, up 30.1% from $8.5 million in the prior year's quarter and up 21.3% to $39.5 million for the full year of 2004 from $32.6 million in the comparable prior year period. The increases from the comparable periods include costs related to the expensing of stock options, accruals for incentive compensation, insurance expenses and compliance costs with Sarbanes-Oxley as well as other regulatory and corporate governance initiatives.

     The effective tax rate for the fourth quarter and full year 2004 was 36.4% versus 37.6% and 37.4%, respectively in comparable 2003 periods, as we adjusted the tax rate in 2004 to reflect our estimate of the current year-end tax liability.

     On December 31, 2004 we had 28,837,034 shares outstanding, which is approximately 4% lower than our shares outstanding of 30,049,556 at the end of 2003 and approximately 2% below shares outstanding of 29,557,853 on September 30, 2004.

     Other Income

     For the fourth quarter 2004, we realized a gain of $3.7 million from our investments and net interest expense versus a net benefit of $4.8 million in the 2003 quarter. The net return from our corporate investment portfolio declined to $7.6 million in the 2004 fourth quarter as the $8.9 million recorded in the 2003 quarter included a $1.8 million gain from one of our venture capital investments. For the full year 2004, investment income totaled $16.1 million versus $21.1 million in the comparable 2003 period. Interest expense fell 2.9% during the 2004 quarter to $3.9 million compared to $4.0 million in the prior year's quarter but increased 8.0% to $16.0 million for the full year period from $14.8 million in 2003. The increase for the full year 2004 was due to the inclusion of our $100 million of 5.5% senior notes, which were issued in May 2003, for the entire year offset by a one percentage point decrease in the interest rate on our convertible note from 6% to 5% in August 2003 and the decrease of the interest rate on our mandatory convertible securities to 5.22% from 6.0% due to the remarketing of the notes in November 2004. Management fee expense was $3.5 million for the quarter and $11.0 million for the twelve months of 2004 versus $3.0 million and $9.0 million, respectively for the comparable 2003 periods.

     Investment and Business Highlights

o In October, The Gabelli Dividend & Income Trust completed an offering of three series of Preferred Shares valued at a total of $300 million. The issuance was comprised of $80 million of 5.875% Series A Cumulative Preferred Shares, $100 million of Series B Auction Market Preferred Shares and $120 million of Series C Auction Market Preferred Shares. Merrill Lynch & Co., Citigroup, A.G. Edwards and Gabelli & Company, Inc. served as underwriters for the offering.

o In early December, The Gabelli Utility Trust (NYSE: GUT) completed its Rights Offering whereby holders of four Rights were entitled to purchase one newly issued Common Share of the Gabelli Utility Trust at the subscription price of $7.00 per Share. The offering was heavily over-subscribed as the Trust received subscriptions for more than twice the 5,779,547 Shares available to be issued pursuant to the primary subscription.

o Howard F. Ward, CFA, portfolio manager of the Gabelli Growth Fund and a ten-year veteran of Gabelli Asset Management Inc., was named Director of Growth Products. He will oversee the firm's domestic, international and global growth equity products for mutual funds and separate accounts as well as become a member of the Gabelli Global Growth Fund's portfolio management team.

o GAMCO, the institutional and high net worth segment of our business, continued to produce solid investment returns for clients during 2004 as our separate accounts composite(a) achieved a total net return of 17.8% for the year. GAMCO's compound annual net return is 18.4% for the over 27 years since inception.

o The Gabelli Equity Income Fund (GABEX) is a proud member of the Louis Rukeyser Honor Roll which is comprised of Funds that have been on The Rukeyser 100 list more than 80% of the past three years (at least 29 out of 36 months). The Louis Rukeyser Honor Roll appears monthly in Louis Rukeyser's Mutual Funds newsletter. The Fund is also rated 5 Stars overall by Morningstar(TM) and 5 Stars for each of the 3, 5 and 10-year periods ended 12/31/04. The Fund was rated among 770, 552 and 233 Large Value Domestic Equity funds for the 3, 5 and 10-year periods ended 12/31/04, respectively.

o Gabelli & Company, Inc. hosted its 28th Annual Automotive Aftermarket Symposium in Las Vegas in November. Over 25 automotive suppliers, retailers, and dealers including Genuine Parts, Dana Corp., and Midas Inc. presented their investment theses and strategies to the firm's institutional clients at this interactive symposium.

o The Gabelli ABC Fund which began investment operations on May 14, 1993 focuses its investment strategy on achieving total returns without excessive risk of capital. The fund has earned a positive total return in each of the 12 calendar years since its inception. The average annual total returns for the fund for the one, five and ten year periods ending December 31, 2004 were 1.93%, 4.57% and 7.43%, respectively.

     Shareholder Compensation and Initiatives

     During 2004, we returned over $100 million of our earnings to shareholders through our stock buyback program and dividends. In November 2004, the Board of Directors authorized a special dividend of $0.60 per share that was paid January 18, 2005 to all shareholders of record on January 3, 2005. This follows the $1.00 per share special dividend paid in the fourth quarter 2004 and a $0.10 per share special dividend paid in the second quarter 2004. The Board also declared a quarterly dividend of $0.02 per share that was paid on December 28, 2004 to shareholders of record on December 14, 2004. In total, we declared $1.76 per share in dividends to our common shareholders in 2004.

     (a) The GAMCO composite does not track all assets under management. It consists of fully discretionary, tax-exempt accounts managed for at least one full quarter and meeting minimum account size requirements. The minimum size requirement for inclusion in 1985 was $500,000; 1986, $1 million; and 1987 $5 million. The performance calculations include accounts under management during the respective periods. As of 12/31/04 the GAMCO composite included 50 accounts with aggregate market value of $4.0 billion. A complete list of composites is available upon request. No two portfolios are identical. Accounts not within this size and type may have experienced different results. The inception date of the GAMCO composite is 10/1/77.

     During the fourth quarter of 2004, we bought back 1,023,550 shares at an average investment of $46.76 per share. Our stock buyback program was initiated in March 1999. Since that time, 2,773,626 Class A shares have been repurchased through December 31, 2004 at an average price of $36.38 per share, including 1,596,277 shares during 2004. The Board of Directors authorized an increase to the buyback program of one million shares of Class A common stock during October 2004. This brings the total shares currently available to be repurchased under the program to approximately 944,000 shares.

     Financial Strength and Flexibility

     We ended the quarter with roughly $644.0 million in cash, marketable securities and investments. This includes approximately $75.8 million of investments in The Gabelli Dividend & Income Trust, The Gabelli Global Utility & Income Trust, Gabelli open-end mutual funds and other investments classified as available for sale securities. Our debt of $282.3 million consists of a $100 million 5% convertible note, $100 million of 5.5% senior notes, and $82.3 million of senior notes issued in connection with our mandatory convertible securities. Expressed another way, we had $12.54 per share of net cash, marketable securities and investments on December 31, 2004 before taking into effect the $0.60 per share special dividend paid in January 2005.

     Our mandatory convertible securities consist of (a) a purchase contract under which holders will purchase shares of our Class A common stock and (b) notes due February 17, 2007. The notes were successfully remarketed to new holders in November 2004 at an interest rate of 5.22%. The holders of the purchase contracts are obligated to purchase newly issued shares of our Class A common stock on February 17, 2005. During December 2004, a holder of 469,600 purchase contracts purchased 252,456 shares of our Class A common stock through early settlement. As a result, the total number of shares remaining to be issued will be approximately 1.5 million if the market price of GBL is $46.50 or greater, approximately 1.8 million if the market price of GBL is $39.40 or less, and within this range of 1.5 million to 1.8 million shares if the market price of GBL is between $39.40 and $46.50. The newly issued Class A shares will be included in our calculation of earnings per share. Assuming no further stock repurchases and further assuming that the maximum number of shares (approximately 1.8 million) are issued, the impact of the share issuance will be a reduction of earnings of approximately 5.8% on a fully diluted per share basis.

     Stockholders' equity, on a GAAP basis, was $334.9 million or $11.61 per share on December 31, 2004 compared with $378.3 million or $12.59 per share on December 31, 2003.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.   Cash and investments as adjusted have been computed as follows:
     (in millions)

                                                            12/31/03    12/31/04
                                                            --------    --------
     Cash and cash equivalents                                $386.5      $257.1
     Investments (marketable securities)                       228.0       305.9
                                                              ------      ------
     Total cash and investments (marketable securities)        614.5       563.0
     Net amounts receivable/(payable) to brokers                (4.5)        5.2
                                                              ------      ------
     Adjusted cash and investments (marketable securities)     610.0       568.2
     Investments (available for sale)                           67.4        75.8
                                                              ------      ------
     Total adjusted cash and investments                      $677.4      $644.0
                                                              ======      ======

     We believe cash and investments as adjusted is a more useful measure of the company's liquidity for analytical purposes.

     Net amounts receivable/(payable) from/to brokers reflects cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.


B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

Assets Under Management

     The company reported assets under management as follows:
Table I:
                                           Assets Under Management (in millions)
                                           -------------------------------------

                                                December 31              %
                                                -----------
                                            2003           2004      Inc. (Dec.)
                                            ----           ----      -----------
Mutual Funds:
   Open End                               $  8,088       $  8,029        (0.7%)
   Closed End                                3,530          4,342        23.0
   Fixed Income                              1,714          1,499       (12.5)
                                          --------       --------
Total Mutual Funds                          13,332         13,870         4.0
                                          --------       --------
Institutional & High Net Worth Separate
 Accounts:
   Equities                                 13,031         13,587         4.3
   Fixed Income                                504            388       (23.0)
                                          --------       --------
Total Institutional & High Net Worth
 Separate Accounts                          13,535         13,975         3.3
                                          --------       --------
Alternative Investments                        692            814        17.6
                                          --------       --------
Total Assets Under Management             $ 27,559       $ 28,659         4.0
                                          ========       ========


Table II:                            Fund Flows - 4th Quarter 2004 (in millions)
                                     -------------------------------------------

                                                                                               Market
                                                    September 30,            Net           Appreciation /        December 31,
                                                        2004              Cash Flows       (Depreciation)            2004
                                                   ----------------     -------------     ----------------     ----------------
Mutual Funds:
   Equities                                           $   11,261           $    78            $   1,032           $   12,371
   Fixed Income                                            1,524               (29)                   4                1,499
                                                      ----------           -------            ---------           ----------
Total Mutual Funds                                        12,785                49                1,036               13,870
                                                      ----------           -------            ---------           ----------
Institutional & HNW Separate Accounts
   Equities                                               13,185            (1,094)               1,496               13,587
   Fixed Income                                              344                42                    2                  388
                                                      ----------           -------            ---------           ----------
Total Institutional & HNW Separate Accounts               13,529            (1,052)               1,498               13,975
                                                      ----------           -------            ---------           ----------

Alternative Investments                                      934              (159)                  39                  814
                                                      ----------           -------            ---------           ----------
Total Assets Under Management                         $   27,248          ($ 1,162)           $   2,573           $   28,659
                                                      ==========           =======            =========           ==========


                                                Assets Under Management (in millions)
                                      ----------------------------------------------------------
Table III:                                                                                          % Increase/(decrease)

                                              12/03       3/04       6/04       9/04       12/04       9/04       12/03
                                              -----       ----       ----       ----       -----       ----       -----
Mutual Funds
   Open end                                  $ 8,088     $ 8,106    $ 7,852    $ 7,534    $ 8,029       6.6%       (0.7%)
   Closed end                                  3,530       3,739      3,764      3,727      4,342      16.5        23.0
   Fixed income                                1,714       1,717      1,563      1,524      1,499      (1.6)      (12.5)
                                             -------     -------    -------    -------    -------
Total Mutual Funds                            13,332      13,562     13,179     12,785     13,870       8.5         4.0
                                             -------     -------    -------    -------    -------

Institutional & HNW Separate Accounts:
   Equities                                   13,031      13,383     13,628     13,185     13,587       3.0         4.3
   Fixed Income                                  504         369        354        344        388      12.8       (23.0)
                                             -------     -------    -------    -------    -------
Total Institutional & HNW Separate Accounts   13,535      13,752     13,982     13,529     13,975       3.3         3.3
                                             -------     -------    -------    -------    -------
Alternative Investments                          692         901      1,061        934        814     (12.8)       17.6
                                             -------     -------    -------    -------    -------
Total Assets Under Management                $27,559     $28,215    $28,222    $27,248    $28,659       5.2         4.0
                                             =======     =======    =======    =======    =======



Table IV

                                                GABELLI ASSET MANAGEMENT INC.
                                    UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                        (Dollars in thousands, except per share data)




                                                             For the Three Months Ended          For the Twelve Months Ended
                                                                    December 31,                        December 31,
                                                                    ------------                        ------------
                                                                                   % Inc.                              % Inc.
                                                              2003       2004      (Dec.)         2003       2004      (Dec.)
                                                              ----       ----      ------         ----       ----      ------
Revenues................................................   $ 61,605   $ 74,183      20.4%      $207,437   $255,163      23.0%

Expenses................................................     35,996     43,318      20.3        123,721    145,078      17.3
                                                           --------   --------                 --------   --------

Operating income before management fee..................     25,609     30,865      20.5         83,716    110,085      31.5

Investment income.......................................      8,863      7,649     (13.7)        21,140     16,108     (23.8)
Interest expense........................................     (4,048)    (3,932)     (2.9)       (14,838)   (16,027)      8.0
                                                           --------   --------                 --------   --------
Other income (expense), net.............................      4,815      3,717     (22.8)         6,302         81     (98.7)
                                                           --------   --------                 --------   --------

Income before management fee, income taxes and
   minority interest....................................     30,424     34,582      13.7         90,018    110,166      22.4
   Management fee.......................................      3,043      3,459                    9,002     11,017
                                                           --------   --------                 --------   --------
Income before income taxes and minority interest             27,381     31,123                   81,016     99,149
   Income taxes.........................................     10,295     11,329                   30,339     36,097
   Minority interest....................................        428        255                      833        493
                                                           --------   --------                 --------   --------
Net income..............................................   $ 16,658   $ 19,539      17.3       $ 49,844   $ 62,559      25.5
                                                           ========   ========                 ========   ========


Net income per share:
Basic...................................................   $   0.55   $   0.67      21.8       $   1.66   $   2.11      27.1
                                                           ========   ========                 ========   ========

Diluted.................................................   $   0.54   $   0.65      20.4       $   1.65   $   2.06      24.8
                                                           ========   ========                 ========   ========

Weighted average shares outstanding:
Basic...................................................     30,065     29,037      (3.4)        30,018     29,673      (1.1)
                                                           ========   ========                 ========   ========
Diluted.................................................     32,155     31,179      (3.0)        32,081     31,804      (0.9)
                                                           ========   ========                 ========   ========

Reconciliation of Non-GAAP Financial Measures
  to GAAP:
Operating income before management fee..................   $ 25,609   $ 30,865      20.5       $ 83,716   $110,085      31.5
Deduct: management fee..................................      3,043      3,459                    9,002     11,017
                                                           --------   --------                 --------   --------
Operating income........................................   $ 22,566   $ 27,406      21.4       $ 74,714   $ 99,068      32.6
                                                           --------   --------                 --------   --------
Operating margin before management fee..................       41.6%      41.6%                    40.4%      43.1%
                                                           --------   --------                 --------   --------
Operating margin after management fee...................       36.6%      36.9%                    36.0%      38.8%
                                                           --------   --------                 --------   --------

Table V

                                                GABELLI ASSET MANAGEMENT INC.
                               UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                        (Dollars in thousands, except per share data)

                                                    2003                                               2004
                             -----------------------------------------------------------------------------------------------------
                                1st       2nd       3rd       4th                  1st       2nd       3rd       4th
                              Quarter   Quarter   Quarter   Quarter     Total     Quarter   Quarter   Quarter   Quarter     Total
Income Statement Data:

Revenues                     $ 46,053  $ 47,956  $ 51,823  $ 61,605   $207,437   $ 63,539  $ 60,204  $ 57,237  $ 74,183   $255,163

Expenses                       28,044    29,454    30,227    35,996    123,721     35,426    33,002    33,332    43,318    145,078
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------
Operating income before
   management fee              18,009    18,502    21,596    25,609     83,716     28,113    26,872    24,235    30,865    110,085


Investment income               1,690     6,079     4,508     8,863     21,140      4,290     1,549     2,620     7,649     16,108
Interest expense               (3,011)   (3,605)   (4,174)   (4,048)   (14,838)    (4,046)   (4,035)   (4,014)   (3,932)   (16,027)
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------
Other income (expense), net    (1,321)    2,474       334     4,815      6,302        244    (2,486)   (1,394)    3,717         81
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------

Income before
   management fee,
   income taxes and
   minority interest           16,688    20,976    21,930    30,424     90,018     28,357    24,386    22,841    34,582    110,166

Management fee                  1,669     2,097     2,193     3,043      9,002      2,836     2,438     2,284     3,459     11,017
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------

Income before income
   taxes and minority
   interest                    15,019    18,879    19,737    27,381     81,016     25,521    21,948    20,557    31,123     99,149

Income taxes                    5,647     7,099     7,298    10,295     30,339      9,296     7,989     7,483    11,329     36,097
Minority interest                  45       223       137       428        833        154        41        43       255        493
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------

Net income                   $  9,327  $ 11,557  $ 12,302  $ 16,658   $ 49,844   $ 16,071  $ 13,918  $ 13,031  $ 19,539   $ 62,559
                             ========  ========  ========  ========   ========   ========  ========  ========  ========   ========

Net income per share:
    Basic                    $   0.31  $   0.38  $   0.41  $   0.55   $   1.66   $   0.53  $   0.47  $   0.44  $   0.67   $   2.11
                             ========  ========  ========  ========   ========   ========  ========  ========  ========   ========

    Diluted                  $   0.31  $   0.38  $   0.41  $   0.54   $   1.65   $   0.52  $   0.46  $   0.43  $   0.65   $   2.06
                             ========  ========  ========  ========   ========   ========  ========  ========  ========   ========


Weighted average shares outstanding:
    Basic                      29,918    30,025    30,061    30,065     30,018     30,064    29,890    29,707    29,037     29,673
                             ========  ========  ========  ========   ========   ========  ========  ========  ========   ========

    Diluted                    30,031    30,139    32,170    32,155     32,081     32,202    32,010    31,820    31,179     31,804
                             ========  ========  ========  ========   ========   ========  ========  ========  ========   ========

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
   management fee            $ 18,009  $ 18,502  $ 21,596  $ 25,609   $ 83,716   $ 28,113  $ 26,872  $ 24,235  $ 30,865   $110,085

Deduct: management fee          1,669     2,097     2,193     3,043      9,002      2,836     2,438     2,284     3,459     11,017
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------
Operating income             $ 16,340  $ 16,405  $ 19,403  $ 22,566   $ 74,714   $ 25,277  $ 24,434  $ 21,951  $ 27,406   $ 99,068
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------

Operating margin before
   management fee               39.1%     38.6%     41.7%     41.6%      40.4%      44.2%     44.6%     42.3%     41.6%      43.1%
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------
Operating margin after
   Management fee               35.5%     34.2%     37.4%     36.6%      36.0%      39.8%     40.6%     38.4%     36.9%      38.8%
                             --------  --------  --------  --------   --------   --------  --------  --------  --------   --------


Table VI

                                                GABELLI ASSET MANAGEMENT INC.
                                  CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                       (In thousands)


                                                                               December 31,      December 31,
                                                                                  2003              2004
                                                                                  ----              ----
ASSETS                                                                                           (unaudited)
Cash and cash equivalents..................................................    $ 386,511         $ 257,096
Investments ...............................................................      295,411           381,689
Receivables................................................................       39,667            46,571
Other assets...............................................................       14,922            13,616
                                                                               ---------         ---------

     Total assets..........................................................    $ 736,511         $ 698,972
                                                                               =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payable.......................................................    $  25,552         $  27,645
Dividends payable..........................................................            -            17,302
Income taxes payable.......................................................       12,323             8,526
Accrued expenses and other liabilities.....................................       27,900            22,142
                                                                               ---------         ---------
     Total operating liabilities...........................................       65,775            75,615

5.5% Senior notes (due May 15, 2013) ......................................      100,000           100,000
5% Convertible note (conversion price, $52 per share; note due August 14,
 2011).....................................................................      100,000           100,000
Mandatory convertible securities (purchase contract settlement date,
 February 17, 2005; notes due February 17, 2007) ..........................       84,030            82,308
                                                                               ---------         ---------
     Total liabilities.....................................................      349,805           357,923

Minority interest..........................................................        8,395             6,171

Stockholders' equity.......................................................      378,311           334,878
                                                                               ---------         ---------

Total liabilities and stockholders' equity.................................    $ 736,511         $ 698,972
                                                                               =========         =========
